UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 27, 2005

DADE BEHRING HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50010	36-3989270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1717 Deerfield Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(847) 267-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On April 27, 2005, a new credit agreement (“Credit Agreement”) was entered into among Dade Behring Inc. (“Company”), Dade Behring Holdings, Inc. and certain subsidiaries as guarantors, various lenders and Bank of America, N.A., as administrative agent, Citicorp USA, Inc., as syndication agent, BNP Paribas, The Royal Bank of Scotland PLC, and Dresdner Bank AG in Frankfurt am Main, as documentation agents.  The Credit Agreement will terminate no later than April 27, 2010.  This agreement provides the Company with a $600 million multi-currency revolving credit facility and replaces in its entirety the Company’s former credit agreement dated October 3, 2002.  From the new credit facility, the Company has drawn approximately $429 million, which was or will be used to repay amounts borrowed under the former credit agreement and to redeem the Company’s 11.91% senior subordinated notes, and may also be used for working capital and other general corporate purposes of the Company.  Based on the Company’s current credit ratings, the interest rate on U.S. dollar borrowing costs under the new credit facility are LIBOR plus 62.5 basis points.  Based on the Company’s current credit ratings, the Company will pay a commitment fee of 12.5 basis points on the unutilized portion of the new credit facility.  The Royal Bank of Scotland PLC was a syndication agent and a lender under the Company’s former credit agreement.  Dresdner Bank AG in Frankfurt am Main provides a subsidiary of the Company a line of credit.

This brief description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.   Termination of a Material Definitive Agreement.

On April 27, 2005, in connection with the transactions described in Item 1.01 of this Current Report, Dade Behring Inc. repaid the entire outstanding balance of approximately $118 million owing with respect to its borrowings under the credit agreement, dated as of October 3, 2002, as amended from time to time among Dade Behring Holdings, Inc., Dade Behring Inc., various lending institutions, Deutsche Bank Securities Inc. (as lead arranger and lead book runner), Deutsche Bank AG, New York Branch (as administrative agent), and General Electric Capital Corporation and The Royal Bank of Scotland PLC (as syndication agents) and terminated the credit facility.

In addition, the description regarding discharge of the indenture governing the 11.91% senior subordinated notes due 2010, which is included in Item 2.04 of this Current Report, is incorporated by reference into this Item 1.02.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement, which is included in Item 1.01 of this Current Report, is incorporated by reference into this Item 2.03.

Item 2.04.   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On April 27, 2005, in connection with the transactions described in Item 1.01 of this Current Report and pursuant to the terms of the indenture, dated as of October 3, 2002 (the “Indenture”), by and among the Dade Behring Inc., the guarantors thereto (including Dade Behring Holdings, Inc. and subsidiaries of Dade Behring Inc.) and BNY Midwest Trust Company, Dade Behring Inc. notified BNY Midwest Trust Company of the redemption on June 1, 2005 of all of the outstanding 11.91% senior subordinated notes due 2010 (approximately $275 million aggregate principal amount).  The aggregate redemption price calculated in accordance with the terms of the Indenture will be approximately $304 million, which includes an estimated $24 million make-whole premium and unpaid interest of approximately $5 million.  Following completion of the redemption, the Indenture generally will cease to be of further effect with respect to any 11.91% senior notes due 2010.

Item 7.01.   Regulation FD Disclosure.

On April 27, 2005, Dade Behring Holdings, Inc. issued a press release announcing that its Board of Directors authorized an initial quarterly cash dividend payment of $.06 per common share and approved a stock repurchase program for up to 2.5 million shares.  A copy of this press release is attached hereto as Exhibit 99.1.

The information in this item of the Current Report and the attached Exhibit 99.1 is being furnished pursuant to Item 7.01 “Regulation FD Disclosure” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(c)                                  Exhibits

10.1                         Credit Agreement dated April 27, 2005 among Dade Behring Inc., Dade Behring Holdings, Inc. and certain subsidiaries as guarantors, various lenders, and Bank of America, N.A., as administrative agent, Citicorp USA, Inc., as syndication agent, and BNP Paribas, The Royal Bank of Scotland PLC and Dresdner Bank AG in Frankfurt am Main, as documentation agents.

99.1                         Press Release dated April 27, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DADE BEHRING HOLDINGS, INC.

April 27, 2005	By:	/s/ John M. Duffey
John M. Duffey
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibits:

Exhibit 10.1

Credit Agreement dated April 27, 2005 among Dade Behring Inc., Dade Behring Holdings, Inc. and certain subsidiaries as guarantors, various lenders, and Bank of America, N.A., as administrative agent, Citicorp USA, Inc., as syndication agent, and BNP Paribas, The Royal Bank of Scotland PLC and Dresdner Bank AG in Frankfurt am Main, as documentation agents.

Exhibit 99.1	Press Release dated April 27, 2005.